Exhibit 99.1

WINNEBAGO INDUSTRIES, INC.
2004 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD AND AGREEMENT
AS AMENDED

Congratulations! The Board of Directors at its meeting on _________________, 2011 awarded to you a restricted stock award under the Amended Winnebago Industries, Inc. 2004 Incentive Compensation Plan, as amended (the “Plan”).

GRANT: Winnebago Industries, Inc. an Iowa corporation (“Company”), hereby awards to you (the “Grantee” named below) restricted shares of the Company's Common Stock, par value of $.50 per share (“Shares”), subject to the forfeiture provisions and other terms of this Agreement. The Shares will be issued at no cost to you on the Vesting Date set forth below, provided that you continue to serve as an employee of the Company (“Service”) on the Vesting Date or otherwise qualify as set forth herein. Please read this Agreement carefully and return one copy as requested below. Unless otherwise provided in this Agreement, capitalized terms have the meanings specified in the Plan.

The total award made herein is _________ restricted Shares which will vest as follows:

Grantee	No. of Shares	Grant Date	Vesting Date
		/2011	/2012
		/2011	/2013
		/2011	/2014

Accelerated vesting will occur as follows:

(1) Any Shares not vested will vest upon a Change of Control.

(2) In the event that Grantee ceases to be employed by the Company or any subsidiary, any unvested awards held by Grantee shall be handled as follows:

(a) If the Grantee's termination of employment is due to his or her retirement and occurs on or after attaining age 60 and at least five (5) consecutive years of employment with the Company, any unvested awards shall immediately vest (Retirement for purposes of the Plan has previously been defined in rules adopted by the Human Resources Committee of the Company's Board of Directors as voluntary termination of employment with the Company by a participant, other than as a result of death or disability);

(b) If the Grantee's termination of employment is due to his or her Disability (as defined in the Plan) and occurs after at least five consecutive years of employment with the Company, any unvested awards shall immediately vest; and

(c) If the Grantee's termination of employment is due to his or her death and occurs after at least five consecutive years of employment with the Company any unvested awards shall immediately vest.

In the event that a Grantee ceases to be employed by the Company or any subsidiary other than because of retirement, disability or death, including the Grantee's involuntary termination of employment with the Company or any subsidiary; or if retirement, disability or death occurs before the Grantee has completed five consecutive years of employment with the Company, any unvested awards held by such Grantee will immediately terminate and thereafter be null and void.

You shall from and after the Grant Date be entitled to receipt of any dividends payable on the Shares with a record date after the Grant Date and you will further be entitled to vote such Shares at any meeting of the shareholders of the Company.

Upon the vesting of any Shares the vested Shares shall immediately be transferred to Grantee free and clear of all Restrictions and at the option of the Company be held either in book entry form by the transfer agent or a stock certificate representing such shares will be delivered to the Grantee.

Grantee acknowledges that the tax treatment respecting the Shares issued pursuant to this Agreement or any events or transactions with respect thereto may be dependent upon various factors or events which are not determined by the Plan or this Agreement. The Company makes no representations to Grantee with respect to and hereby disclaims all responsibility as to such tax treatment.

No Shares shall be issued pursuant to this Agreement unless such issuance is in compliance with applicable Federal and State tax and Securities laws.

This award is governed by and subject to the terms and conditions of the Plan, which contain important provisions relating to this award and form a part of this Agreement. If there is any conflict between any provisions of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply.

AGREEMENT: To acknowledge your agreement to the terms and conditions of this award, please sign and return one copy of this Agreement to the General Counsel's office, Attention: Karen Jefson.

WINNEBAGO INDUSTRIES, INC.		GRANTEE:

By:
Robert J. Olson
	Chairman of the Board and	Address:
Chief Executive Officer

Date
Agreed To:

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